Exhibit 99.1

CONTACT:	Kim Rudd
Executive Assistant
(585) 784-3324

Investors and Media: Melanie Dambre
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES FIRST QUARTER FISCAL 2020 FINANCIAL RESULTS

~ Delivers Sixth Consecutive Quarter of Comparable Store Sales Growth ~

~ First Quarter Sales Increase 7.2% to a Record $317.1 Million ~

~ First Quarter Diluted EPS Increases 8.1% to a Record $.67, including $.01 of Incremental Costs Related to Increased Acquisition Activity ~

~ Completes Acquisition of Two Additional Stores in California and Signs Definitive Agreements to Acquire Eight Stores in Louisiana, Bringing Expected Annualized Sales from Fiscal 2020 Acquisitions to $75 Million ~

~ Updates Fiscal 2020 Comparable Store Sales Guidance and Reiterates EPS Guidance ~

ROCHESTER, N.Y. – July 25, 2019 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its first quarter ended June 29, 2019.

First Quarter Results

Sales for the first quarter of the fiscal year ending March 28, 2020 (“fiscal 2020”) increased 7.2% to $317.1 million, as compared to $295.8 million for the first quarter of the fiscal year ended March 30, 2019 (“fiscal 2019”). The total sales increase for the first quarter of $21.3 million was driven by a comparable store sales increase of 0.8% and sales from new stores of $19.6 million, including sales from recent acquisitions of $16.6 million. Comparable store sales increased approximately 6% for brakes, 2% for alignments and 1% for tires, and decreased approximately 1% for front end/shocks and 2% for maintenance services.

Gross margin increased 80 basis points to 40.4% in the first quarter of fiscal 2020 from 39.6% in the prior year period, primarily due to benefits from the Company’s initiatives to optimize its product and service offerings and store staffing model and from leverage from higher comparable store sales, partially offset by the impact of sales mix from the Free Service Tire acquisition. Total operating expenses increased by $7.6 million to $91.8 million, or 28.9% of sales, as compared to $84.2 million, or 28.5% of sales in the prior year period. Operating expenses for the first quarter of fiscal 2020 included expenses from 87 net new stores compared to the prior year period.

Operating income for the first quarter of fiscal 2020 was $36.4 million, or 11.5% of sales, as compared to $33.1 million, or 11.2% of sales in the prior year period. Interest expense was $7.2 million for the first quarter of fiscal 2020 as compared to $6.6 million for the first quarter of fiscal 2019.

Net income for the first quarter of fiscal 2020 was $22.6 million, as compared to $20.6 million in the same period of the prior year. Diluted earnings per share for the first quarter of fiscal 2020 were $.67, including $.01 per share of incremental costs related to increased acquisition activity in the first quarter of fiscal 2020 compared to the prior year period. This compares to diluted earnings per share of $.62 in the first quarter of fiscal 2019, which included $.02 per share in one-time costs related to Monro.Forward investments. Net income for the first quarter of fiscal 2020 reflects an effective tax rate of 23.1%, as compared to 22.7% in the prior year period.

During the first quarter of fiscal 2020, the Company added 55 company-operated stores and closed one, ending the quarter with 1,251 company-operated stores and 98 franchised locations.

“We entered fiscal 2020 with continued momentum as we achieved our sixth consecutive quarter of comparable store sales growth, and are pleased to report this performance has extended through July with comparable store sales up approximately 1% month-to-date. Our solid performance despite cold and wet Spring weather in certain regions reflects improved in-store execution across our business as well as the continued traction of our Monro.Forward initiatives, which are progressing on schedule. We are particularly encouraged by the outperformance of our re-imaged stores where we delivered notable improvements in comparable store sales and guest satisfaction ratings during the quarter,” said Brett Ponton, President and Chief Executive Officer.

Ponton continued, “Looking ahead, we believe we are well-positioned to continue to expand our store footprint in attractive markets and capitalize on our robust pipeline of opportunities. While we remain fully confident in our expectations for the remainder of the fiscal year, we are updating our full year comparable store sales guidance range to reflect the unfavorable weather conditions in certain regions that tempered our top-line performance in the first quarter, while we are reiterating our diluted earnings per share guidance. Overall, we believe our customer-focused strategy and commitment to operational excellence combined with our disciplined acquisition strategy will enable us to deliver sustainable long-term growth and value creation for our shareholders.”

Acquisitions Update

As previously announced, the Company completed the acquisition of California-based Certified Tire & Service Centers, Inc. during the first quarter of fiscal 2020. The acquisition includes Certified Tire’s 40 retail stores located in San Francisco, San Diego and Los Angeles, California and one distribution center located in Riverside, California. The acquisition represents entry into a new state for Monro and expands the Company’s geographic footprint to the West Coast. The acquisition is expected to add approximately $45 million in annualized sales, representing a sales mix of 70% service and 30% tires, and to be breakeven to diluted earnings per share in fiscal 2020. During the first quarter, the Company also completed the acquisition of two additional stores in California, which are expected to add approximately $3 million in annualized sales, further reflecting its commitment to expansion in this region.

During the first quarter of fiscal 2020, the Company also completed the previously announced acquisition of 12 retail locations in Louisiana, a new state for Monro, expanding the Company’s geographic footprint into southern markets. These locations are expected to add approximately $15 million in annualized sales, representing a sales mix of 35% service and 65% tires.

Additionally, the Company announced today that it has signed definitive agreements to acquire eight stores in Louisiana, further solidifying its position in this state. These locations are expected to add approximately $12 million in annualized sales, representing a sales mix of 50% service and 50% tires. The acquisitions are expected to close in the second quarter and are expected to be breakeven to diluted earnings per share in fiscal 2020.

On a combined basis, acquisitions completed and announced in fiscal 2020 represent an expected total of $75 million in annualized sales.

Company Outlook

Based on current sales, business and economic trends, and recently announced and completed acquisitions, the Company now anticipates fiscal 2020 sales to be in the range of $1.285 billion to

$1.315 billion, an increase of 7.1% to 9.6% as compared to fiscal 2019 sales, versus the previous range of $1.295 billion to $1.325 billion. In light of comparable store sales trends fiscal year-to-date, guidance for fiscal 2020 comparable store sales has been revised to an anticipated increase of 1% to 3%, compared to the previous guidance of an increase of 2% to 4%.

The Company reiterates its fiscal 2020 diluted earnings per share guidance range of $2.55 to $2.75. This guidance compares to diluted earnings per share of $2.37 in fiscal 2019. The diluted earnings per share guidance is based on 34.0 million diluted weighted average shares outstanding.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, July 25, 2019 at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 1-877-425-9470 and using the required passcode 13692510. A replay will be available approximately two hours after the recording through Thursday August 8, 2019 and can be accessed by dialing 1-844-512-2921 and using the required pass code of 13692510. The live conference call and replay can also be accessed via audio webcast at the Investors section of the Company’s website, located at corporate.monro.com. An archive will be available at this website through August 8, 2019.

About Monro, Inc.

Headquartered in Rochester, New York, Monro is a chain of 1,252 Company-operated stores, 98 franchised locations, eight wholesale locations and three retread facilities providing automotive undercar repair and tire sales and services. The Company operates in 30 states, serving the Mid-Atlantic and New England regions and portions of the Great Lakes, Midwest, Southeast and West Coast. The predecessor to the Company was founded by Charles J. August in 1957 as a Midas Muffler franchise. In 1966, Monro began to diversify into a full line of undercar repair services. The Company has experienced significant growth in recent years through acquisitions and, to a lesser extent, the opening of newly constructed stores. The Company went public in 1991 and trades on The Nasdaq Stock Market under the symbol MNRO.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expected,” “estimate,” “guidance,”

“outlook,” “anticipate,” “project,” “believe,” “could,” “may,” “intend,” “plan” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, changes in the U.S. trade environment, including the impact of tariffs on products imported from China, seasonality, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates),continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 30, 2019. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal June
	2019	2018	% Change
Sales	$317,063	$295,811	7.2%
Cost of sales, including distribution and occupancy costs	188,916	178,573	5.8%

Gross profit	128,147	117,238	9.3%
Operating, selling, general and administrative expenses	91,766	84,166	9.0%

Operating income	36,371	33,072	10.0%
Interest expense, net	7,157	6,580	8.8%
Other income, net	(175)	(227)	(22.9)%

Income before provision for income taxes	29,389	26,719	10.0%
Provision for income taxes	6,783	6,075	11.7%

Net income	$22,606	$20,644	9.5%

Diluted earnings per share:	$.67	$.62	8.1%

Weighted average number of diluted shares outstanding	33,964	33,457
Number of stores open (at end of quarter)	1,251	1,164

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	June 29, 2019	March 30, 2019
Current Assets
Cash	$8,513	$6,214
Inventories	173,655	171,038
Other current assets	64,113	62,655

Total current assets	246,281	239,907
Property, plant and equipment, net	311,018	312,552
Operating lease assets, net	201,401	—
Finance lease and financing obligations assets, net	142,066	128,029
Other non-current assets	677,688	631,800

Total assets	$1,578,454	$1,312,288

Liabilities and Shareholders’ Equity
Current liabilities	$263,797	$218,447
Finance leases and financing obligations	260,818	238,089
Other long-term debt	160,000	137,682
Operating lease liabilities	160,163	—
Other long-term liabilities	15,088	18,560

Total liabilities	859,866	612,778
Total shareholders’ equity	718,588	699,510

Total liabilities and shareholders’ equity	$1,578,454	$1,312,288